Post Office Box 787
                               Lebanon, Tennessee
                                       37088-0787
                               Phone 615.443.9869

[Logo of CBRL Group, Inc.]

                                    Contact: Lawrence E. White
                                             Senior Vice President/
                                             Finance and Chief Financial Officer
                                             (615) 443-9869

  CBRL GROUP, INC. REPORTS SEPTEMBER SALES AND REAFFIRMS EARNINGS GUIDANCE FOR
                           FISCAL 2005 FIRST QUARTER

LEBANON, Tenn. (September 28, 2004) -- CBRL Group, Inc. (the "Company") (NASDAQ:
CBRL) today reported comparable store sales for the four-week period ending September 24, 2004 and reaffirmed earnings guidance for the first fiscal quarter of 2005.

     The Company reported that comparable store restaurant sales for the four weeks ending Friday, September 24, 2004 in its Cracker Barrel Old Country Store(R) ("Cracker Barrel") units were up 2.9% from the comparable period last year, with approximately 2.8% higher average check, including approximately 1.7% higher menu pricing. Cracker Barrel comparable store retail sales in September were down 6.4%. Comparable restaurant sales in the Company's Logan's Roadhouse(R) restaurants in September were up 3.9%, including approximately 4.6% higher average check, including approximately 3% higher menu pricing. The Company noted that sales were affected unfavorably in September by Hurricanes Frances and Ivan. The Company estimated that comparable store restaurant sales were reduced by approximately 0.5% at both Cracker Barrel and Logan's as a result of net lost sales from the two hurricanes. Retail sales appear to have been affected by a greater amount, approximately 2.5%, because of the lost or reduced porch sales in many locations during the Labor Day weekend. In addition, both concepts experienced lost sales at locations that are not part of the comparable store base. These estimates reflected the net effect of lost sales from closings and shorter hours and the estimated partial offset from gains at Cracker Barrel stores that apparently benefited from evacuation activity, an effect that was not previously estimable.

     The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

     The Company reaffirmed its guidance for the first fiscal quarter of 2005, which ends on October 29, 2004. The Company presently expects a percentage increase in diluted net income per share up to the mid-single digits over $0.56 in the year-ago quarter. The Company's present guidance reflects expectations for restaurant sales generally in line with previous guidance, lower expectations for retail sales, reflecting weaker trends primarily in seasonal product lines, and a more favorable outlook for costs.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 506 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 113 company-operated and 20 franchised Logan's Roadhouse restaurants in 18 states.

     Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking   statements   generally   can  be  identified  by  the  use  of
forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe," "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting (including but not limited to, accounting for convertible debt under EITF Issue Abstract No. 04-08), tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; commodity, workers' compensation, group health and utility price changes; consumer behavior based on concerns over nutritional or safety aspects of the Company's products or restaurant food in general; competitive marketing and operational initiatives; the effects of plans intended to improve operational execution and performance; the actual results of pending or threatened litigation or governmental investigations or charges and the costs and effects of negative publicity associated with these activities; practical or psychological effects of terrorist acts or war and military or government responses; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; disruptions to the company's restaurant or retail supply chain; changes in foreign exchange rates affecting the Company's future retail inventory purchases; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; changes in generally accepted accounting principles in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; increases in construction costs; changes in interest rates affecting the Company's financing costs; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.

                                     -END-